Exhibit 10.50
ABERCROMBIE & FITCH CO.
DIRECTORS’ DEFERRED COMPENSATION PLAN (PLAN II)
     The Company adopted the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan effective October 1, 1998. Effective immediately before January 1, 2005, the Plan is divided into two separate deferred compensation plans, one of which shall be named “Plan I” and the other of which shall be named “Plan II.” Any “amounts deferred” in taxable years beginning before January 1, 2005, under Plan I (within the meaning of Code Section 409A) and any earnings thereon shall be governed by the terms of Plan I as in effect on October 3, 2004, and it is intended that such amounts and the earnings thereof shall be exempt from the application of Code Section 409A. Nothing contained herein is intended to materially enhance a benefit or right existing under Plan I as of October 3, 2004, or add a new material benefit or right to Plan I. Any “amount deferred” in taxable years beginning on or after January 1, 2005 (within the meaning of Code Section 409A) and any earnings thereon shall be governed by the terms and conditions of this Plan II.
Section 1. PURPOSE — The Company desires and intends to recognize the value to the Company of the past and present services of its Directors, to encourage their continued service to the Company and to be able to attract and retain superior Directors by adopting and implementing this Plan to provide such Directors an opportunity to defer compensation otherwise payable to them from the Company. In addition, the Company desires to allow such Directors an opportunity to participate in the performance of the Common Shares of the Company by providing that amounts deferred under this Plan may be credited to a Participant’s Deferred Compensation Account as Common Shares.
Section 2. CERTAIN DEFINITIONS — The following terms will have the meanings provided below.
     “Additions” means the credits applied to Deferred Compensation Accounts as provided in Section 4 hereof.
     “Annual Retainer” means, with respect to any calendar year or other period, the retainer which, absent an election to defer hereunder, would be payable to a Participant for services rendered to the Board or its committees during those pay periods beginning in the given calendar year or other period.
     “Beneficiary” means the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Deferred Compensation Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his or her Deferred Compensation Account.
     “Board” means the Board of Directors of the Company.
     “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.

     “Code” means the Internal Revenue Code of 1986, as may be amended from time to time.
     “Common Shares” means the shares of Class A Common Stock, par value $.01, of the Company.
     “Company” means Abercrombie & Fitch Co., a Delaware corporation, and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Abercrombie & Fitch Co. with any other corporation, limited liability company, joint venture, partnership, or other entity or entities.
     “Deferral Notice” has the meaning specified in Section 4 of the Plan.
     “Deferred Compensation Account” means the separate Deferred Compensation Account established and maintained by the Company as a bookkeeping account for each Participant pursuant to Section 4 of the Plan.
     “Director” means any individual who is a member of the Board and who receives compensation from the Company for his or her services as a director.
     “Eligible Compensation” means, to the extent applicable to any given Participant, the Annual Retainer, Meeting Fees, and stock-based incentives, including restricted stock and stock units relating to Common Shares, but not stock options, payable to the Participant for services to the Company as Director. The extent to which a given Participant may defer a given component of Eligible Compensation shall be based upon such Participant’s eligibility to receive the given component of Eligible Compensation (as determined under applicable agreements and pay practices of the Company) and the provisions and limitations applicable to the given component as provided under the Plan.
     “Fair Market Value” of the Common Shares means the most recent closing price of the Common Shares on any national securities exchange on or through which the Common Shares are then listed or traded.
     “Meeting Fees” means, with respect to any calendar year or other period, the fees for attendance at meetings of the Board or its committees (exclusive of expenses) which, absent an election to defer hereunder, would be payable to a Participant during those pay periods beginning in the given calendar year or other period.
     “Participant” has the meaning specified in Section 3 of the Plan.
     “Payment Election Form” has the meaning specified in Section 5 of the Plan.
     “Plan” means this deferred compensation plan, which shall be known as the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan (Plan II), as the same may be amended from time to time.

     “Plan Administrator” means the Vice President of Compensation and Benefits of the Company.
     “Separation from Service” means a termination of service with the Company as a Director in such a manner as to constitute a “separation from service” as defined in Code Section 409A.
     “Specified Employee” means a “specified employee,” as defined in Code Section 409A (with such classification to be determined in accordance with the methodology established by the Company from time to time in its sole discretion), of the Company or any entity that would be considered to be a single employer with the Company under Code Section 414(b) or Code Section 414(c).
     “Trust” means the trust fund that, in the discretion of the Company, may be established for purposes of segregating certain assets of the Company for payment of benefits hereunder as the same may be amended from time to time. Such Trust may be irrevocable, but the assets thereof shall, at all times, remain the property of the Company subject to the claims of the Company’s creditors.
     “Unforeseeable Emergency” means an “unforeseeable emergency” as defined in Code Section 409A.
Section 3. PARTICIPANTS
Each individual who becomes a Director shall be designated by the Company as eligible for participation in the Plan as of the later of the date on which he or she becomes a Director or the date specified by the Board. A Director eligible for participation in the Plan shall become a Participant as of the date on which he or she first makes a deferral election under the Plan in accordance with Section 4.B. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by a complete distribution of his or her Deferred Compensation Account pursuant to the terms of the Plan.
Section 4. DEFERRED COMPENSATION ACCOUNTS
     A. Establishment of Deferred Compensation Accounts. The Company will establish a Deferred Compensation Account for each Participant.
     B. Election of Participant. A Participant may elect to have all or a portion of his or her Eligible Compensation for a calendar year allocated to his or her Deferred Compensation Account and paid on a deferred basis pursuant to the terms of the Plan. To exercise such an election, the Participant must advise the Company of his or her election, in writing, on a form and within the time period prescribed by the Plan Administrator (each, a “Deferral Notice”). Such Deferral Notice must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as prescribed by the Plan Administrator) of the calendar year preceding the calendar year for which such Eligible Compensation is earned or during which restricted stock or stock units that are included in Eligible Compensation are granted. In the first calendar year in which an individual becomes a Director, the newly eligible Participant may elect to have all or a portion of his or her Eligible Compensation for such calendar year allocated to his or her Deferred Compensation Account by filing a Deferral Notice with the Company by the thirtieth (30th) day following the date that the individual first becomes a Director (or such earlier date as specified by the Plan Administrator). Such Deferral Notice shall become irrevocable on the date that it is received by the Company and shall apply only to Eligible Compensation earned by and restricted stock or stock units that are included in Eligible Compensation granted to the Participant after the date on which the Deferral Notice becomes irrevocable. A Participant’s Deferral Notice shall remain in effect for subsequent calendar years unless and until the Participant files a new Deferral Notice in accordance with this Section 4.B.
     C. Company Contributions. As of the date any Eligible Compensation would have otherwise been payable absent the filing of a Deferral Notice, the Company will allocate to the Participant’s Deferred Compensation Account the amount of Eligible Compensation specified in the Deferral Notice. Any amounts so allocated by the Company are called “Company Contributions.”
     D. Adjustment of Account Balance. Stock-based incentives deferred pursuant to the Plan shall be credited to a Participant’s Deferred Compensation Account as Common Shares. As of the date any amount of Eligible Compensation otherwise payable in cash is credited to a Participant’s Deferred Compensation Account, such amount shall be divided by the then Fair Market Value of the Common Shares. Upon completion of this calculation, each Deferred Compensation Account shall be credited with the resulting number of Common Shares (carried to three decimals). The Deferred Compensation Account of each Participant shall be credited with cash dividends on the Common Shares at the times and equal in amount to the cash dividends actually paid with respect to Common Shares on and after the date credited to the Deferred Compensation Account. The amount of cash dividends credited to each Deferred Compensation Account shall be divided by the then Fair Market Value of the Common Shares; and the Deferred Compensation Account of each Participant shall be credited with the resulting number of Common Shares (carried to three decimals). The Plan Administrator may prescribe any reasonable method or procedure for the accounting of Additions.
     E. Stock Adjustments. The number of Common Shares in the Deferred Compensation Accounts of each Participant shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Company’s capital structure.
     F. Participant’s Rights in Accounts. A Participant’s only right with respect to his or her Deferred Compensation Account (and amounts allocated thereto) will be to receive payments in accordance with the provisions of Section 5 of the Plan.
Section 5. PAYMENT OF DEFERRED BENEFITS
     A. Time of Payment. A Participant may elect to have his or her Deferred Compensation Account distributed upon Separation from Service or the occurrence of a specified date. To exercise such an election, the Participant must advise the Company of his or her election, in writing, on a form prescribed by the Plan Administrator (a “Payment Election Form”) delivered to the Plan Administrator with the Participant’s Deferral Notice. If a Participant makes no election, the Participant’s Deferred Compensation Account will be distributed upon the Participant’s Separation from Service. Regardless of any election made by a Participant, the Participant’s Deferred Compensation Account will be distributed in the event of a Change in Control.
     B. Method of Distribution. A Participant’s Deferred Compensation Account shall be distributed to the Participant in a single lump sum transfer of the whole Common Shares (plus cash representing the value of any fractional share), or in such number of annual installments (not to exceed 10) as may be elected by the Participant in accordance with a Payment Election Form delivered to the Plan Administrator with the Participant’s Deferral Notice. If a Participant makes no election, the Participant’s Deferred Compensation Account will be distributed in a single lump sum. Regardless of any election made by a Participant, the Participant’s Deferred Compensation Account will be distributed in a single lump sum in the event of a Change in Control.
     C. Time of Payment. Amounts payable to the Participant or his Beneficiary, as the case may be, upon the occurrence of a payment event or specified date described in Section 5.A shall be paid within 90 days of such event or specified date. Notwithstanding the foregoing, in no event may payments upon Separation from Service of a Participant who is a Specified Employee from the Participant’s Deferred Compensation Account commence prior to the earlier of the first business day of the seventh month following the Participant’s Separation from Service or the Participant’s death.
     D. Calculation of Installments. In the event that a Deferred Compensation Account becomes payable in installments (i) the amount of each installment shall equal the quotient obtained by dividing the Participant’s Deferred Compensation Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and (ii) the amount of such Deferred Compensation Account remaining unpaid shall continue to be credited with gains and losses. By way of example, if the Participant elects to receive payments of his Deferred Compensation Account in equal annual installments over a period of ten (10) years, the first payment shall equal 1/10th of the Deferred Compensation Account balance, calculated as described in this Section 5.D. The following year, the payment shall be 1/9th of the Deferred Compensation Account balance, calculated as described in this Section 5.D.
     E. Subsequent Elections. A Participant may elect a further deferral of amounts credited to his or her Deferred Compensation Account, or a different method of distribution, by delivering a later Payment Election Form to the Plan Administrator, provided that any election to further defer amounts credited to a Participant’s Deferred Compensation Account or to receive a different method of distribution must meet the following requirements:
          (i) The election may not take effect until at least 12 months after the date on which it is made.

          (ii) The first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.
          (iii) The election may not accelerate the time of any payment.
          (iv) The election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid).
     F. Transition Elections. Notwithstanding any other provision of the Plan to the contrary, a Participant may make a transition election with respect to distribution of his or her Deferred Compensation Account by filing a new Payment Election Form on or before December 31, 2007 (or such earlier date as specified by the Plan Administrator), and make an election as to the time of payment and method of distribution with respect to the Participant’s Deferred Compensation Account. This election shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.
     G. Distributions for Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Plan Administrator, an accelerated payment of all or a portion of his or her Deferred Compensation Account in a lump sum if he or she experiences an Unforeseeable Emergency. The Plan Administrator shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request in accordance with the standards set forth in Code Section 409A. Payment shall be made within 30 days following the determination by the Plan Administrator that a withdrawal will be permitted under this Section 5.G. A distribution for an Unforeseeable Emergency shall not exceed the smaller of (i) the number of whole Common Shares (plus cash representing the value of any fractional share) credited to the Participant’s Deferred Compensation Account or (ii) the number of whole Common Shares credited to the Participant’s Deferred Compensation Account with a Fair Market Value (determined as of the date of distribution) equal to the amount needed to meet the Unforeseeable Emergency.
     H. Designation of Beneficiary. Upon the death of a Participant prior to the distribution of his or her Deferred Compensation Account, such Deferred Compensation Account shall be paid to the Beneficiary designated by the Participant. If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Deferred Compensation Account shall be made to the Participant’s estate.
     I. Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Plan Administrator shall deduct such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority.
Section 6. ASSIGNMENT OR ALIENATION — The right of a Participant, Beneficiary or any other person to the payment of a benefit under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

Section 7. PLAN ADMINISTRATION
     A. General. The Plan Administrator will have the right to interpret and construe the Plan and to determine all questions of eligibility and of status, rights and benefits of Participants and all other persons claiming benefits under the Plan. In all such interpretations and constructions, the Plan Administrator’s determination will be based upon uniform rules and practices applied in a nondiscriminatory manner and will be binding upon all persons affected thereby. Subject to the provisions of Section 8 below, any decision by the Plan Administrator with respect to any such matters will be final and binding on all parties. The Plan Administrator will have absolute discretion in carrying out his or her responsibilities under this Section 7.
     B. Compliance with Section 409A. It is intended that the Plan comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. The Plan shall be construed, administered, and governed in a manner that effects such intent, and neither the Board nor the Plan Administrator shall take any action that would be inconsistent with such intent. Although each of the Board and the Plan Administrator shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of deferrals under the Plan is not warranted or guaranteed. Neither the Company, the Board, nor the Plan Administrator shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by any Participant, Beneficiary, or other taxpayer as a result of the Plan. Any reference in the Plan to Code Section 409A will also include any proposed, temporary, or final regulations, or any other guidance promulgated with respect to Code Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
     C. Payment Delays and Accelerations Under Section 409A. To the extent permitted under Section 409A of the Code, the Plan Administrator may, in its sole discretion, delay a payment to a Participant or Beneficiary if the payment of such amounts, but for such delay, would violate federal securities laws or jeopardize the economic viability of the Company, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis. Further, to the extent permitted by Section 409A of the Code, the Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to the extent permitted under Treasury Regulation Section 1.409A-3(j).
Section 8. CLAIMS PROCEDURE
     A. Filing Claims. Any Participant or Beneficiary entitled to benefits under the Plan will file a claim request with the Plan Administrator.
     B. Notification to Claimant. If a claim request is wholly or partially denied, the Plan Administrator will furnish to the claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

          (i) the specific reason or reasons for the denial;
          (ii) specific reference to pertinent Plan provisions upon which the denial is based;
          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (iv) an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claims for review and the time limits applicable to such procedures.
     C. Review Procedure. A claimant or his or her authorized representative may, with respect to any denied claim:
          (i) request a review upon a written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim;
          (ii) review pertinent documents; and
          (iii) submit issues and comments in writing.
Any request or submission will be in writing and will be directed to the Plan Administrator (or his or her designee). The Plan Administrator (or his or her designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of the Plan Administrator’s findings.
     D. Decision on Review. The Plan Administrator (or his or her designee) will render a decision upon review within sixty (60) days after receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, in which case the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.
Section 9. UNSECURED AND UNFUNDED OBLIGATION — Notwithstanding any provision herein to the contrary, the benefits offered under the Plan shall constitute an unfunded, unsecured promise by the Company to pay benefits determined hereunder which are accrued by Participants while such Participants are Directors. No provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder, except to the extent that the Company, in its discretion, establishes a Trust for such purpose. To the extent any benefits provided under the Plan are actually paid from a Trust, the Company shall not have any further obligation therefor, but to the extent not so paid, such benefits shall remain the obligations of, and shall be paid by, the Company. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. All expenses and fees incurred in the administration of the Plan and of any Trust shall be paid by the Company, provided that, in the event that a Trust is established, at the discretion of the Company, such expenses and fees shall be paid from the Trust, provided that such amounts are not paid by the Company.
Section 10. AMENDMENT AND TERMINATION OF THE PLAN — The Company reserves the right, by a resolution of the Board, to amend, terminate, or freeze the Plan, in whole or in part, at any time, and from time to time, in any manner which it deems desirable. In no event shall any such action by the Board adversely affect any Participant or Beneficiary who has a Deferred Compensation Account without the consent of the Participant or Beneficiary, or result in any change in the timing or manner of the payment of the amount of any Deferred Compensation Account (except as otherwise permitted under the Plan), unless the Board determines in good faith that such action is necessary to ensure compliance with Code Section 409A.
Section 11. BINDING UPON SUCCESSORS — The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company hereunder and shall be substituted for the Company hereunder.
Section 12. NO GUARANTEE OF PLAN PERMANENCY. This Plan does not contain any guarantee of provisions for continued service on the Board to any Director or Participant nor is it guaranteed by the Company to be a permanent plan.
Section 13. GENDER — Any reference in the Plan made in the masculine pronoun shall apply to both men and women.
Section 14. INCAPACITY OF RECIPIENT — In the event that a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his or her person or of his or her estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided hereinabove, when the Plan Administrator, in his or her sole discretion, determines that a Participant or Beneficiary is unable to manage his or her financial affairs, the Plan Administrator may, but shall not be required to, direct the Company to make distribution(s) to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Plan Administrator the propriety of making such distribution(s). Any payment made under this Section 14 shall be in complete discharge of any liability under the Plan for such payment. The Plan Administrator shall not be required to see to the application of any such distribution made to any persons.
Section 15. GOVERNING LAW — This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.
Section 16. INABILITY TO LOCATE PARTICIPANT OR BENEFICIARY. Each Participant is obliged to keep the Plan Administrator apprised of his or her current mailing address and that of his or her Beneficiary. The Plan Administrator’s obligation to search for any Participant or Beneficiary is limited to sending a registered or certified letter to the Participant’s or Beneficiary’s last know address. Any amounts credited to the Deferred Compensation Account of any Participant or Beneficiary that does not present himself or herself to the Plan Administrator will be forfeited no later than 12 months after that benefit otherwise would have been payable. However, this forfeited benefit will be restored and paid if the Plan Administrator subsequently receives a claim for benefits which is approved under the procedures described in Section 8.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer as of the                      day of                                         , 2007.

ABERCROMBIE & FITCH CO.
By:

Title: